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FOR IMMEDIATE RELEASE

CONTACT:    Richard De Sina                         Debra Berliner Barda
            Video Services Corporation              G.S. Schwartz & Co.
            (201) 784-2886                          (212) 725-4500




                        VIDEO SERVICES CORPORATION TO BE
                 ACQUIRED BY LIBERTY LIVEWIRE IN A $125 MILLION
                                  TRANSACTION

NORTHVALE, NJ (JULY 25, 2000) - Video Services Corporation (AMEX: VS) announced today that Liberty Livewire Corporation (NASDAQ:LWIRA), a majority owned subsidiary of Liberty Media Corporation (NYSE: LMG.A, LMG.B), has agreed to acquire 100% of its stock. For each share of Video Services Corporation (VSC) common stock outstanding, shareholders will receive 0.104 of a share of Class A Liberty Media Group Common Stock (NYSE:LMG.A) and $2.75 in cash, in a taxable exchange. Based on the closing price of Class A Liberty Media Group shares on July 25, 2000, the transaction values Video Services Corporation at approximately $125 million in the aggregate, including the assumption of certain indebtedness, or approximately $5.2265 per share. This value will fluctuate with changes in the price of Class A Liberty Media Group shares.

         An aggregate of approximately 1.4 million shares of Class A Liberty Media Group Stock will be issued to Video Services Corporation stockholders in the transaction. In consideration of the issuance of these shares and the financing of the cash portion of the transaction by Liberty Media pursuant to a previously announced convertible debt facility with Livewire, Liberty Media will increase its stake in Livewire. After the transaction, Liberty Media will hold approximately 36.9 million shares of Livewire's Class B Common Stock, representing approximately 89.4% of Livewire's capital stock and approximately 98.8% of Livewire's voting power (assuming conversion of convertible debt issued in connection with the transaction).

         Louis H. Siracusano, VSC President and CEO, and other majority stockholders, collectively holders of approximately 72% of the outstanding shares of Video Services Corporation, have agreed to vote in favor of the transaction. The transaction is subject to approval by VSC stockholders, receipt of certain regulatory clearances and other customary closing conditions. Closing is anticipated to occur in the fourth quarter of 2000.Siracusano stated, "We believe that this merger is in the best interests of our shareholders, our customers and

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our employees. Liberty Livewire is a dynamic company with
unmatched resources. We're delighted that Livewire has verified the value VSC's management, talented staff, client relationships and technical expertise bring to the table to achieve their strategic goals. Livewire is creating a unique combination of assets for customers looking for one-stop solutions to delivering diverse, multimedia content to clients located throughout the world. We look forward to adding immediate value to the Livewire equation. Our broadcast transmission experience, facilities and client list are unparalleled".

         David P. Beddow, CEO of Liberty Livewire, commenting on the transaction, stated: "The addition of VSC's unique combination of broadcast transmission, fiber optic network, post production facilities and services to the Livewire portfolio greatly expands our capacity to serve clients in the television, entertainment and advertising industry. Its fiber and satellite transmission network in the New York and Washington areas is particularly noteworthy. Along with the recent acquisition of Triumph Communications, Four Media Company's Burbank and Singapore facilities and Todd- AO's London Broadcast Operations Center, VSC's addition will put Livewire on the forefront in the delivery of broadcast transmission services".


About Video Services Corporation

Video Services Corporation (AMEX:VS) provides engineering, production and distribution services for the video and broadcast industries, nationally and internationally. Generating annual revenues of approximately $100 million, it has ten divisions and over 500 employees, with offices in New York, New Jersey, Florida and California.


About Liberty Livewire Corporation

Liberty Livewire Corporation provides a wide range of traditional audio and video post-production, transmission, library services, and audio/video distribution services via satellite and fiber to worldwide clients in the feature film, television and advertising industries. The company also provides interactive television services under the brand name HyperTv with Livewire. The company has locations in Los Angeles, New York, Atlanta, San Francisco, London, Singapore and Barcelona.

About Liberty Media

Liberty Media holds interests in a broad range of video programming, communications, technology and Internet businesses in the United States, Europe, South America and Asia.


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This press release contains forward-looking statements. There are certain important factors that could cause results to differ materially from those anticipated by the statements made herein. These factors include, but are not limited to: the general performance of the economy, specifically as it affects the advertising, entertainment, and television and video industries; the international economic and political climate which could impact the sale of domestic programming overseas; significant changes in video technology in the post-production, video and communications industries, the loss of key personnel, and the loss of key customers. Additional information which could affect the Company's financial results is included in the Company's Form 10K for the year ended June 30, 1999, on file with the Securities and Exchange Commission.

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